Exhibit 99.1
CONTACT:      John Hyre, Investor Relations
                          Commercial Vehicle Group, Inc.
                          (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2009 OPERATING RESULTS
NEW ALBANY, OHIO, February 17, 2010 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $135.7 million for the fourth quarter, compared to $164.4 million for the prior year period. Operating loss for the fourth quarter was ($41.2) million and net loss was ($23.7) million, or ($1.08) per diluted share, for the same period. Fully diluted shares outstanding for the quarter were 22.0 million. Included in the Company’s results is a non-cash expense of approximately $37.0 million related to the impairment of certain tangible and intangible assets. The Company also recorded restructuring charges of approximately $1.5 million relating to the closure and consolidation of one of its facilities located in Liberec, Czech Republic and approximately $0.2 million of employee related expenses for the closure of its Norwalk, Ohio truck cab assembly facility.
The Company also reported a tax benefit of approximately $17.4 million during the fourth quarter and $16.3 million for the year ending December 31, 2009. The Company remains subject to ongoing valuation allowances required under ASC 740; however, the benefit recorded during the period is primarily attributable to tax legislation passed during the fourth quarter 2009 allowing for the Company’s 2009 tax losses to be carried back for a period of five years. The Company estimates it will receive a tax refund as a result of this legislation in the range of $18 to $21 million during the second quarter of 2010.
“Our fourth quarter was fairly strong in comparison to the first three quarters of 2009. Excluding the non-cash impairments and restructuring charges, our operating performance was essentially flat to the fourth quarter of 2008 with substantially less revenues,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “This is due in large part to the cost cutting measures and manufacturing realignment actions we took throughout the year, and we are optimistic about the continued impact of these actions into 2010 and beyond,” added Mr. Dunn.
Revenues for the quarter compared to the prior-year period decreased by approximately $28.7 million, due primarily to the decrease in both the North American Class 8 heavy truck market and the global construction market. Operating loss for the fourth quarter of 2009 was ($41.2) million compared to ($209.7) million for the prior year period. Operating loss for the fourth quarter of 2009 included $37.0 million of charges related to the impairment of certain tangible and intangible assets and $1.7 million of restructuring charges. Operating loss for the prior year quarter included $207.5 million of charges related to the intangible asset impairment for the prior year period. Excluding the non-cash impairments and restructuring charges, the Company’s operating loss for the fourth quarter increased approximately $0.4 million compared to the prior year period on $28.7 million less revenues. Net loss for the quarter ended
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December 31, 2009, was ($23.7) million, or ($1.08) per diluted share, compared to net loss of ($207.7) million, or ($9.57) per diluted share, in the prior year period.
Revenues for the year ended December 31, 2009 compared to the prior-year period decreased by approximately $304.9 million, due primarily to the decrease in the North American Class 8 heavy truck market, the global construction market and general global economic conditions in many of the Company’s key end markets. Operating loss for the twelve-month period was ($89.7) million compared to ($191.4) million last year. Net loss for the twelve-month period was ($81.5) million, or ($3.74) per diluted share, compared to net loss of ($206.8) million, or ($9.58) per diluted share, in the prior twelve-month period. Included in the Company’s full-year results for 2009 and 2008 are non-cash expenses of approximately $47.4 million and $207.5 million, respectively, related to the impairment of certain tangible and intangible assets. Also included in the Company’s twelve-month results for 2009 are restructuring charges of approximately $3.7 million.
Net debt (calculated as total debt less cash and cash equivalents) was $151.2 million at December 31, 2009, as compared to $157.6 million at December 31, 2008. The Company did not have any outstanding borrowings under its asset-based revolver at December 31, 2009 and, as a result, was not subject to any financial maintenance covenants as of December 31, 2009. The Company does not expect to trigger the requirement to comply with financial maintenance covenants in 2010 under the revised debt structure which was put into place in August 2009.
“While 2009 was a difficult year from many perspectives, we are pleased with the progress we achieved throughout the year. With a forty percent drop in revenues from 2008, we launched multiple cost cutting initiatives and instituted a modified capital structure to better position ourselves for beyond 2009,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “Although market conditions have driven additional non-cash impairment charges and our cost cutting initiatives required certain restructuring charges, our underlying operating performance continued to improve throughout the year. These successes, along with certain tax related benefits we expect in 2010, should enable us to continue pursuing our strategic objectives as we move forward,” added Mr. Utrup.
The Company is not providing revenue or earnings estimates at this time.
A conference call to discuss the contents of this press release is scheduled for Thursday, February 18, 2009 at 10:00 a.m. ET. To participate, dial (888) 680-0894 using access code 67223464. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=PGKEKJFGC
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 87300546.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically
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designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to the impact of cost cutting measures and manufacturing realignment actions, financial covenant compliance, tax related benefits, strategic objectives and other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A for fiscal year ending December 31, 2008 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q/A for the quarters ended March 31, 2009 and June 30, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES	$135,725	$164,385	$458,569	$763,489
COST OF REVENUES	125,342	151,261	448,912	689,284

Gross Profit	10,383	13,124	9,657	74,205
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,867	15,003	47,874	62,764
AMORTIZATION EXPENSE	97	314	389	1,379
GAIN ON SALE OF LONG LIVED ASSET	—	—	—	(6,075)
INTANGIBLE ASSET IMPAIRMENT	23,135	207,531	30,135	207,531
LONG-LIVED ASSET IMPAIRMENT	13,827	—	17,272	—
RESTRUCTURING COSTS	1,704	—	3,651	—

Operating Loss	(41,247)	(209,724)	(89,664)	(191,394)
OTHER (INCOME) EXPENSE	(3,933)	8,105	(11,119)	13,945
INTEREST EXPENSE	3,834	3,982	15,133	15,389
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	1,254	—
LOSS ON DEBT MODIFICATION	—	—	2,902	—

Loss Before Benefit for Income Taxes	(41,148)	(221,811)	(97,834)	(220,728)
BENEFIT FOR INCOME TAXES	(17,412)	(14,100)	(16,299)	(13,969)

Net Loss	$(23,736)	$(207,711)	$(81,535)	$(206,759)

LOSS PER COMMON SHARE:
Basic	$(1.08)	$(9.57)	$(3.74)	$(9.58)

Diluted	$(1.08)	$(9.57)	$(3.74)	$(9.58)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,996	21,703	21,811	21,579

Diluted	21,996	21,703	21,811	21,579

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2009	2008
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,524	$7,310
Accounts receivable, net	74,063	100,898
Inventories, net	58,051	90,782
Other current assets	26,781	20,428

Total current assets	168,419	219,418

PROPERTY, PLANT AND EQUIPMENT, net	62,315	90,392
INTANGIBLE ASSETS, net	4,087	34,610
OTHER ASSETS, net	15,688	10,341

TOTAL ASSETS	$250,509	$354,761

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$—	$14,881
Accounts payable	59,657	73,451
Accrued liabilities, other	34,895	43,417

Total current liabilities	94,552	131,749

LONG-TERM DEBT, net of current maturities	160,726	150,014
PENSION AND OTHER POST-RETIREMENT BENEFITS	26,915	19,885
OTHER LONG-TERM LIABILITIES	6,081	9,171

Total liabilities	288,274	310,819

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ (DEFICIT) INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 22,070,531 and 21,746,415 shares issued and outstanding	221	217
Treasury stock purchased from employees; 130,674 shares	(1,090)	(455)
Additional paid-in capital	186,291	180,848
Retained loss	(199,846)	(118,311)
Accumulated other comprehensive loss	(23,341)	(18,357)

Total stockholders’ (deficit) investment	(37,765)	43,942

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$250,509	$354,761

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